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                                                                    EXHIBIT 23.1



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated April 3, 1998, except for Note D as to which the date is September 21, 1998, for Summit Life Corporation and Subsidiaries and our report dated April 3, 1998 for Benefit Capital Life Insurance Company accompanying the respective financial statements contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".



GRANT THORNTON LLP

Oklahoma City, Oklahoma
November 17, 1998